Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205614

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 21, 2015)

1,000,000 Shares

Common Stock

We are offering 1,000,000 shares of our common stock, par value $0.0005 per share.

Our common stock is traded on the NYSE MKT under the symbol “IDI.” On May 16, 2016, the last reported sales price of our common stock on the NYSE MKT was $5.55 per share.

Investing in our common stock involves risks. You should read carefully and consider “Risk Factors” included in the accompanying prospectus, our most recent Annual Report on Form 10-K, and beginning on page S-4 of this prospectus supplement before investing in our securities.

	Per Share	Total(1)
Public offering price	$5.00	$5,000,000
Placement agent fee(2)	$0.20	$200,000

Proceeds, before expenses, to us	$4.80	$4,800,000
(1)

Does not include proceeds from the exercise of warrants issued to investors in connection with a concurrent private placement, which warrants and underlying shares are not offered by this prospectus or registered in the underlying registration statement. We have also agreed to pay Roth Capital Partners an advisory fee of $50,000 in connection with this offering.

(2)	We have also agreed to reimburse the placement agent $15,000 for its legal fees and expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or before May 23, 2016.

Chardan Capital Markets LLC

The date of this prospectus is May 17, 2016.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us, or information to which we have referred you. We have not, and the placement agent has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus prepared by us, and the documents incorporated by reference in the accompanying prospectus is accurate only as of their respective dates or on the date or dates which are specified in those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and supplements and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference therein, the information in this prospectus supplement will supersede such information.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto references to “IDI,” “we,” “us,” and “our” refer to IDI, Inc. and its consolidated subsidiaries.

Our Company

IDI, Inc., a Delaware corporation, is a data and analytics company providing information and marketing solutions to businesses in a variety of industries. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most — running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our data and analytical solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business.

The Company serves the risk management and the consumer marketing industries through its consolidated subsidiaries Interactive Data, LLC and Fluent, LLC (“Fluent”), respectively. Interactive Data provides information solutions to a broad and diverse set of industries including financial services, insurance, healthcare, corporate risk, law enforcement, government, collections, retail, and legal, for purposes including identity verification, location, due diligence, risk management, prevention and detection of fraud and abuse, legislative compliance, and debt recovery. Fluent provides people-based, digital marketing solutions to leading consumer brands and direct marketers utilizing Fluent’s proprietary audience data and technology to enable marketers to acquire their best customers, with precision, at a massive scale. We provide our services to organizations in the United States.

We provide unique and compelling solutions essential to the daily workflow of organizations within both the public and private sectors. Our next-generation, cloud-based data fusion platform, customer acquisition technology platform, proprietary algorithms, and massive database consisting of public record, proprietary, and publicly-available data, as well as a unique, first-party database of self-reported information on millions of consumers, enables the delivery of differentiated products and solutions used for a variety of essential functions throughout the customer life cycle — from customer identification and authentication, through investigation and validation, to customer acquisition and retention.

Our principal executive offices are located at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431 and our telephone number is (561) 757-4000. Our Internet websites address are www.ididata.com and www.fluentco.com. The website addresses provided in this prospectus supplement are not intended to function as a hyperlink and information obtained on the websites is not and should not be considered part of this prospectus supplement and are not incorporated by reference in this prospectus supplement or any filing with the Securities and Exchange Commission (the “SEC”).

The Offering

Common stock offered by us	1,000,000 shares

Common stock to be outstanding after this offering	47,924,183 shares(1)

Use of proceeds	We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $4.755 million after deducting placement agent fees of $200,000 and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the shares for working capital and other general corporate purposes, including funding future acquisitions. See “Use of Proceeds.”

Plan of Distribution	Chardan Capital Markets, LLC is acting as the sole placement agent in connection with the offering.

Risk factors	Investing in our common stock involves various risks. Before purchasing shares of common stock offered by this prospectus supplement, you should carefully consider the matters discussed under the caption entitled “Risk Factors” included in the accompanying prospectus, our most recent Annual Report on Form 10-K, and beginning on page S-4 of this prospectus supplement and in the other documents incorporated by reference in the accompanying prospectus.

(1)	Based on shares outstanding as of May 16, 2016. Does not include the following:

•	500,000 shares of Common Stock issuable upon the exercise of warrants offered in our concurrent private placement;
•	12,312,000 shares of Common Stock underlying awards of restricted stock units (“RSUs”), which awards are subject to stockholder approval at our Annual Meeting of Stockholders to be held on June 1, 2016;
•	3,668,750 shares of Common Stock underlying vested RSUs for which shares of Common Stock have not been delivered;
•	377,000 shares of Common Stock issuable upon the exercise of outstanding stock options;
•	840,205 shares of Common Stock issuable upon the exercise of outstanding warrants.

Concurrent Private Placement

In connection with the offering, we are conducting a concurrent private placement of warrants to purchase a number of shares of common stock equal to 50% of the shares of common stock sold in the offering, or warrants to purchase 500,000 shares of common stock. The warrants have an exercise price of $8.00 per share and are exercisable beginning six months from the date of issuance (the “Exercise Date”), expiring 24 months from the Exercise Date.

The warrants described above, and the common stock issuable upon exercise, are not offered by this prospectus and neither the warrants, nor the shares of common stock issuable upon their exercise, have been registered in the registration statement pursuant to which this prospectus has been filed. However, we have agreed to file a separate registration statement registering the issuance of the shares underlying the warrants and the resale of such shares.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, each contain “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. Forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, include, among others, statements about our future financial condition, results of operations, our business strategy and objectives, and expected liquidity needs and sources. Our forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by our forward-looking statements are reasonable, we can give no assurance that our plans, intentions, expectations, strategies or prospects will be attained or achieved and you should not place undue reliance on these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and may be affected by a variety of risks and factors including:

•	the factors included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including those set forth under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	the competitive environment in which we operate;

•	potential bankruptcy or insolvency of our established customers;

•	acquisition risks, including our failure to complete acquisitions and failure of such acquisitions to perform in accordance with projections;

•	international, national, regional and local economic conditions;

•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in laws affecting data privacy and credit reporting;

•	financing risks, including the risks that our cash flows from operations may be insufficient to meet our operating requirements and we may be unable to obtain new financing on attractive terms or at all;

•	lack of or insufficient amounts of insurance;

•	our ability to retain key personnel; and

•	litigation, including costs associated with prosecuting or defending claims related to our intellectual property and any adverse outcomes.

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the “Risk Factors” below and those contained in the accompanying prospectus and incorporated by reference in the accompanying prospectus from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which are each incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, together with other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Common Stock and This Offering

Our stock price has been and may continue to be volatile, and the value of an investment in our Common Stock may decline.

The trading price of our Common Stock has been likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors could include:

•	additions or departures of key personnel;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	any major change in our board or management;

•	general economic conditions and slow or negative growth of our markets; and

•	political instability, natural disasters, war and/or events of terrorism.

From time to time, we estimate the timing of the accomplishment of various commercial and other product development goals or milestones. Also, from time to time, we expect that we will publicly announce the anticipated timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stock price may decline.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase.

Since the price per share of our Common Stock being offered is expected to be substantially higher than the net tangible book value per share of our Common Stock, your interest will be diluted to the extent of the difference between the price per share you pay and the net tangible book value per share of our Common Stock. The exercise of outstanding options and warrants will result in further dilution of your investment.

Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our Common Stock to decline.

We expect that we may need additional capital in the future; however, such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our Common Stock or other securities that may be convertible into, or exercisable or exchangeable for, our Common Stock, our existing stockholders would experience further dilution.

Although we expect that we may need additional capital in the future, we cannot be certain that it will be available to us on acceptable terms when required, or at all. Disruptions in the global equity and credit markets may limit our ability to access capital. To the extent that we raise additional funds by issuing equity securities, our shareholders would experience dilution, which may be significant and could cause the market price of our Common Stock to decline significantly. Any debt financing, if available, may restrict our operations. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue certain operations. Any of these events could significantly harm our business and prospects and could cause our stock price to decline.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $4,755,000 after deducting placement agent fees of $200,000 and estimated offering expenses of the placement agent of $15,000 reimbursable by us and our legal, printing and other fees of approximately $30,000. The foregoing proceeds do not include proceeds from the potential exercise of warrants in our concurrent private placement. See “Prospectus Summary — Concurrent Private Placement.”

We intend to use the net proceeds from the sale of the shares for working capital and for other general corporate purposes, including funding potential future acquisitions.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement between us and Chardan Capital Markets, LLC (“Chardan Capital”) we have engaged Chardan Capital as our exclusive placement agent to solicit offers to purchase the shares in this offering. The placement agent is not purchasing or selling any of the shares we are offering, and it is not required to arrange the purchase or sale of any specific number of shares or dollar amount, but it has agreed to use reasonable best efforts to arrange for the sale of the shares. Chardan Capital and certain of its principals own a total of 20,635 shares of our common stock.

The placement agent proposes to arrange for the sale of the shares we are offering pursuant to this prospectus supplement to one or more investors through securities purchase agreements directly between the purchasers and us. We established the price following negotiations with Chardan Capital and prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price and other factors. It is possible that not all of the shares we are offering pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We anticipate that the sale of the shares will be completed on the date indicated on the cover page of this prospectus supplement, subject to customary closing conditions. On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	Chardan Capital, as placement agent, will receive the placement agent fees in accordance with the terms of the placement agency agreement; and

•	we will deliver the shares to the investors.

In connection with this offering, the placement agent may distribute this prospectus supplement and the accompanying prospectus electronically.

We will pay the placement agent cash fees equal to $200,000. We have also agreed to reimburse Chardan Capital for its expenses in connection with this offering in the amount of $15,000 reimbursable by us to Chardan Capital and our offering expenses of approximately $30,000. We have also agreed to pay Roth Capital Partners an advisory fee of $50,000 in connection with this offering.

We currently anticipate that the sale of shares offered by this prospectus supplement and the accompanying base prospectus will be completed on or before May 23, 2016, subject to customary closing conditions. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the purchaser. We will mail warrants from the concurrent private placement directly to the investors at the respective addresses set forth in their securities purchase agreement with us. The estimated offering expenses payable by us, excluding the placement agent fees and expenses, will be approximately $30,000, which includes legal and printing costs and various other fees associated with registering and listing the common stock. After deducting certain fees and reimbursable expenses due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $4,755,000.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches and representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Chardan Capital may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, Chardan Capital would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by Chardan Capital acting as principal. Under these rules and regulations, Chardan Capital:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites or through other online services maintained by the placement agent of the offering, or by its affiliates. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the placement agent’s websites and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

New York Stock Exchange Listing

The shares are listed on the NYSE MKT under the symbol “IDI.”

Transfer Agent

We have appointed Continental Stock Transfer & Trust as our transfer agent. Their contact information is: 17 Battery Place, New York, NY 10004, phone number (212) 845-3249, www.continentalstock.com.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Akerman LLP, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements of IDI, Inc. incorporated by reference in the accompanying prospectus for the year ended December 31, 2015 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their reports incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of IDI Holdings, LLC incorporated by reference in the accompanying prospectus for the period from September 22, 2014 (inception) through December 31, 2014 have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of Fluent, Inc. for the period from January 1, 2015 to December 8, 2015 included as an exhibit to our Annual Report on Form 10-K have been so incorporated in reliance on the report of EisnerAmper LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Fluent, Inc. for the year ended December 31, 2014 included as an exhibit to our Current Report on Form 8-K dated December 2, 2015 have been so incorporated in reliance on the report of EisnerAmper LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Fluent, Inc. for the years ended December 31, 2013 and December 31, 2012 included as an exhibit to our Current Report on Form 8-K dated December 2, 2015 have been so incorporated in reliance on the report of Ernst & Young LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.ididata.com under the “Investor — Financial Information — SEC Filings” caption to the SEC’s Edgar Database. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, www.ididata.com. We have not incorporated by reference into this prospectus supplement the information on, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 5, 2016;

•	our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, filed with the SEC on April 29, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on December 2, 2015, January 15, 2016, January 19, 2016, February 29, 2016, March 15, 2016, March 17, 2016 and April 4, 2016.

All reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the time of the filing of such reports and documents.

This prospectus supplement and the accompanying prospectus as further supplemented may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement and accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement, the date of the accompanying prospectus or the date of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, respectively.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement and accompanying prospectus, but not delivered with the prospectus supplement and accompanying prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement or accompanying prospectus incorporates. You should direct written requests to: IDI, Inc., Attn: Legal Department, 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431, or you may call us at (561) 757-4000.

PROSPECTUS

$160,000,000

IDI, Inc.

Common Stock

Debt Securities

IDI, Inc. intends to offer and sell from time to time the securities described in this prospectus. The total offering price of the securities described in this prospectus will not exceed a total of $160,000,000.

This prospectus describes some of the general terms that apply to the securities. We will provide specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our common stock is traded on the NYSE MKT under the symbol “IDI.” On July 9, 2015, the last reported sales price of our common stock on the NYSE MKT was $10.48 per share.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and on page 6 of this prospectus and in the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2015

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto references to “IDI,” “we,” “us,” and “our” refer to IDI, Inc. and its consolidated subsidiaries.

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the section entitled “Incorporation of Certain Documents by Reference.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Documents by Reference.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Our Company

IDI, Inc., formerly known as Tiger Media, Inc. or Tiger Media, is a holding company incorporated in the State of Delaware. Through its consolidated subsidiaries, IDI’s principal focus is in data analytics, serving as an information solutions provider to the risk management industry for purposes including due diligence, risk assessment, fraud detection and prevention, and authentication and verification. Further, IDI’s cross-functional core systems and processes are designed to deliver products and solutions to the marketing industry and to enable the public and private sectors to layer our solutions over their unique data sets, providing otherwise unattainable insight. In addition, as discussed below, IDI previously provided advertising services in the out-of-home advertising industry in China, but has recently discontinued its Chinese operations.

On March 21, 2015, Tiger Media and a wholly-owned subsidiary completed a merger, or the Merger, with The Best One, Inc. or TBO, a holding company incorporated in the State of Florida, pursuant to the terms and conditions of a Merger Agreement and Plan of Reorganization, as amended, dated as of December 14, 2014. As a result of the Merger, IDI acquired the business of Interactive Data, LLC, or Interactive Data, which prior to the Merger was a wholly-owned subsidiary of TBO. TBO changed its name to IDI Holdings, LLC or IDI Holdings.

Historically, Interactive Data provided data solutions and services to the Accounts Receivable Management industry for location and identity verification, legislative compliance and debt recovery. Interactive Data is now targeting the entirety of the risk management industry, including expansion into Fair Credit Reporting Act regulated data and non-regulated data. Through proprietary linking technology, advanced systems architecture, and a massive data repository, Interactive Data will address the rapidly growing need for actionable intelligence.

In order for Interactive Data to grow its business and expand into additional markets, it must generate and sustain sufficient operating profits and cash flow in future periods. This will require Interactive Data to generate additional sales from new products currently under development. Interactive Data has begun building out its sales organization to drive current products and to introduce new products into the market place. Interactive Data will incur increased compensation expenses for its sales and marketing, executive and administrative, and infrastructure-related persons as it increases headcount in the next 12 months.

Although it was initially IDI’s intention to continue, post-Merger, to operate and further develop its advertising business both in China and the United States, IDI has shifted its focus going forward in the direction of the data fusion market, where IDI believes the opportunities for future growth are substantially greater. On June 30, 2015, in connection with the continuing shift in IDI’s focus towards the data fusion industry, IDI’s Board of Directors approved a plan under which IDI will discontinue the operations of its Chinese and BVI-based subsidiaries. The purpose of the plan is to simplify IDI’s business structure and focus its resources in the data fusion area, where we believe the opportunities for future growth are substantially greater. Additionally, due to the continuing negative cash flow from our Chinese operations, we elected not to invest further in this business and we are in the process of terminating all employees employed in our Chinese operations. See “Risk Factors.”

Corporate Information

Our principal executive offices are located at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431 and our telephone number is (561) 757-4000. Our Internet website address is www.ididata.com. The information on our website is not incorporated into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus including the incorporated documents contains forward-looking statements. All statements other than statements of historical facts, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this prospectus and the incorporated documents. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and or that are disclosed in our incorporated documents.

RISK FACTORS

Because the Risk Factors in the Form 10-K for the year ended December 31, 2014 were in material part based on the legacy Chinese business, we have revised the Risk Factors and investors should focus on the risks which follow.

Investing in our securities involves a high degree of risk. Before purchasing the securities offered by this prospectus, you should consider carefully the risk factors contained in this prospectus, as well as the risks, uncertainties and additional information (i) set forth in our SEC reports on Forms 10-K, 10-Q and 8-K, and in the other documents that we file with the SEC after the date of this prospectus, all of which are deemed incorporated by reference in this prospectus, although as noted above, the risk factors contained in the Form 10-K for the year ended December 31, 2014 have been in part superseded by the risk factors contained in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Documents By Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Relating to Our Business

Although IDI Holdings was not incorporated until September 22, 2014, it has incurred operating losses and negative cash flow from operations which makes our future results uncertain.

IDI Holdings was incorporated on September 22, 2014, after which it promptly acquired Interactive Data, an operating business in the data fusion industry. Since inception, IDI Holdings has incurred operating losses and negative cash flow from operations. We are investing significant capital in order to enhance our technology platform. Additionally, we have ramped up our marketing efforts, which may further increase short-term operating losses and cash flow deficits. We cannot assure you we will be profitable in the future.

To achieve sustainable profitability, we must continue to generate increased revenue.

We need to generate greater revenue from the sales of our products if we are to sustain profitability. If we are unable to generate greater revenue, we may not be able to sustain profitability or generate positive cash flow from operations in the future.

Our revenues are concentrated in the U.S. market across a broad range of industries. When these industries or the broader financial markets experience a downturn, demand for our services and revenues may be adversely affected.

Our customers, and therefore our business and revenues, sometimes depend on favorable macroeconomic conditions and are impacted by the availability of credit, the level and volatility of interest rates, inflation, employment levels, consumer confidence and housing demand. In addition, a significant amount of our revenues are concentrated among certain industries. Our customer base suffers when financial markets experience volatility, illiquidity and disruption, which has occurred in the past and which could reoccur. Such market developments, and the potential for increased and continuing disruptions going forward, present considerable risks to our business and operations. Changes in the economy have resulted, and may continue to result, in fluctuations in volumes, pricing and operating margins for our services. For example, the banking and financial market downturn that began to affect U.S. businesses in 2008 caused a greater focus on expense reduction by customers of businesses similar to ours. If businesses in these industries experience economic hardship, we cannot assure you that we will be able to generate future revenue growth. These types of disruptions could lead to a decline in the volumes of services we provide our customers and could negatively impact our revenue and results of operations.

Our relationships with key customers may be materially diminished or terminated.

We have established relationships with a number of customers, many of whom could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers on acceptable terms or at all or collect amounts owed to us from insolvent customers. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.

We could lose our access to data sources which could prevent us from providing our services.

Our services and products depend extensively upon continued access to and receipt of data from external sources, including data received from customers, strategic partners and various government and public records repositories. In some cases, we compete with our data providers. Our data providers could stop providing data, provide untimely data or increase the costs for their data for a variety of reasons, including a perception that our systems are insecure as a result of a data security breach, budgetary constraints, a desire to generate additional revenue or for regulatory or competitive reasons. We could also become subject to increased legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. If we were to lose access to this external data or if our access or use were restricted or were to become less economical or desirable, our ability to provide services could be negatively impacted, which would adversely affect our reputation, business, financial condition and results of operations. We cannot provide assurance that we will be successful in maintaining our relationships with these external data source providers or that we will be able to continue to obtain data from them on acceptable terms or at all. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative sources if our current sources become unavailable.

We face intense competition from both start-up and established companies that may have significant advantages over us and our products.

The market for our products and services is intensely competitive. There are numerous companies competing with us in various segments of the data fusion industry, and their products and services may have advantages over our products and services in areas such as conformity to existing and emerging industry standards, performance, price, ease of use, scalability, reliability, flexibility, product features and technical support.

IDI’s principal competitors in the data fusion industry include Palantir, LexisNexis, TransUnion, and Thomson Reuters. Current and potential competitors may have one or more of the following significant advantages:

•	greater financial, technical and marketing resources;

•	better name recognition;

•	more comprehensive solutions;

•	better or more extensive cooperative relationships; and

•	larger customer base.

We cannot assure you that IDI will be able to compete successfully with its existing or new competitors. Some of our competitors may have, in relation to us, one or more of the following: longer operating histories, longer-standing relationships with end-user customers and greater customer service, public relations and other resources. As a result, these competitors may be able to more quickly develop or adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services. Additionally, it is likely that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share.

There may be further consolidation in our end-customer markets, which may adversely affect our revenues.

There has been, and we expect there will continue to be, merger, acquisition and consolidation activity in our customer markets. If our customers merge with, or are acquired by, other entities that are not our customers, or that use fewer of our services, our revenue may be adversely impacted. In addition, industry consolidation could affect the base of recurring transaction-based revenue if consolidated customers combine their operations under one contract, since many of our contracts provide for volume discounts. In addition, our existing customers might leave certain geographic markets, which would no longer require them to purchase certain products from us and, consequently, we would generate less revenue than we currently expect.

To the extent the availability of free or relatively inexpensive consumer and/or business information increases, the demand for some of our services may decrease.

Public and commercial sources of free or relatively inexpensive consumer and business information have become increasingly available and this trend is expected to continue. Public and commercial sources of free or relatively inexpensive consumer and/or business information may reduce demand for our services. To the extent that our customers choose not to obtain services from us and instead rely on information obtained at little or no cost from these public and commercial sources, our business, financial condition and results of operations may be adversely affected.

If IDI’s newer products do not achieve market acceptance, revenue growth may suffer.

IDI’s location and identity verification products have been in the market place for a limited period of time and may have longer sales cycles than its previous products. Accordingly, we may not achieve the meaningful revenue growth needed to sustain operations. We cannot provide any assurances that sales of its newer products will continue to grow or generate sufficient revenues to sustain its business. If IDI is unable to recognize revenues due to longer sales cycles or other problems, its results of operations could be adversely affected.

IDI has not yet received broad market acceptance for its newer products. IDI cannot assure you that its present or future products will achieve market acceptance on a sustained basis. In order to achieve market acceptance and achieve future revenue growth, we must introduce complementary products, incorporate new technologies into existing product lines and design, and develop and successfully commercialize higher performance products in a timely manner. IDI cannot assure you that it will be able to offer new or complementary products that gain market acceptance quickly enough to avoid decreased revenues during current or future product introductions or transitions.

IDI’s products and services can have long sales and implementation cycles, which may result in substantial expenses before realizing any associated revenues.

The sale and implementation of our data products and services to large companies and government entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers’ internal budgeting and other procedures for approving capital expenditures, and testing and accepting new technologies that affect key operations. As a result, sales and implementation cycles for IDI’s data products and services can be lengthy, and IDI may expend significant time and resources before it receives any revenues from a customer or potential customer. IDI’s quarterly and annual operating results could be adversely affected if orders forecast for a specific customer and for a particular period are not realized.

IDI resembles a developmental stage company and its business strategy may not be successful.

Historically, Interactive Data provided data solutions and services to the Accounts Receivable Management industry for location and identity verification, legislative compliance and debt recovery. Interactive Data is now targeting the entirety of the risk management industry, including expansion into Fair Credit Reporting Act regulated data and non-regulated data, with new products and services. IDI can provide no assurances that these newly introduced products and services will ever achieve widespread market acceptance or that an adequate market for these products and services will ever emerge. Consequently, IDI resembles a developmental stage company and will face the following inherent risks and uncertainties:

•	the need for our products and services to achieve market acceptance and produce a sustainable revenue stream;

•	our ability to manage costs and expenses;

•	our ability to secure, and dependence on, key personnel;

•	our ability to obtain financing on acceptable terms; and

•	our ability to offer greater value than our competitors.

IDI’s business strategy may not successfully address these risks. If it fails to recognize significant revenues from the sales of new products and services, business, financial condition and operating results would be materially adversely affected.

If IDI fails to respond to rapid technological changes in the data fusion industry, it may lose customers and/or its products and/or services may become obsolete.

The data fusion industry is characterized by rapidly changing technology, frequent product introductions, and continued evolution of new industry standards. IDI must also introduce upgrades to its products and services rapidly in response to customer needs. As a result, IDI’s success depends upon its ability to develop and introduce in a timely manner new products and services and enhancements to its existing products and services that meet changing customer requirements and evolving industry standards. The development of technologically advanced product solutions is a complex and uncertain process requiring high levels of innovation, rapid response and accurate anticipation of technological and market trends. IDI cannot assure you that it will be able to identify, develop, manufacture, market or support new or enhanced products and services successfully in a timely manner. Further, IDI or its competitors may introduce new products or services or product enhancements that shorten the life cycle of existing products or services or cause existing products or services to become obsolete.

IDI’s products and services are highly technical and if they contain undetected errors, its business could be adversely affected and it may have to defend lawsuits or pay damages in connection with any alleged or actual failure of its products and services.

IDI’s products and services are highly technical and complex. Our products and services have contained and may contain one or more undetected errors, defects or security vulnerabilities. Some errors in our products and services may only be discovered after a product or service has been used by end customers. Any errors or security vulnerabilities discovered in IDI’s products after commercial release could result in loss of revenues or delay in revenue recognition, or loss of customers, any of which could adversely affect its business and results of operations. In addition, IDI could face claims for product liability or breach of personally identifiable information. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention. In addition, if IDI’s business liability insurance coverage is inadequate or future coverage is unavailable on acceptable terms or at all, its financial condition could be harmed.

A breach of network security could harm public perception of IDI’s products and services, which could cause it to lose revenues.

If an actual or perceived breach of network security occurs, regardless of whether the breach is attributable to IDI’s network security controls, the market perception of the effectiveness of IDI’s network security could be harmed resulting in loss of current and potential end user customers, data suppliers, or cause IDI to lose potential value-added resellers. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, IDI may be unable to anticipate these techniques. If an actual or perceived breach were to occur, we cannot assure you that IDI would not lose revenue or not sustain operating losses as a result.

Because our networks and information technology systems are critical to our success, we may be vulnerable to unauthorized persons hacking our systems or our systems may otherwise cease to function properly, which could result in the theft of our proprietary information, disrupt our operations and materially adversely affect our business.

The data fusion industry relies heavily on large information technology databases and the ability to provide services using that information. A party who is able to breach the security measures on our networks could misappropriate either our proprietary information or the personal information of consumers that we collect, or otherwise cause interruptions or malfunctions to our operations. Hacking of computer data systems is a growing problem throughout the United States. If we grow and obtain more visibility, we may be more vulnerable to hacking. We may be required to expend significant capital and other resources to protect against such threats or to alleviate problems caused by breaches in security. Additionally, any server interruptions, break-downs or system failures, including failures which may be attributable to events within our control, could increase our future operating costs and cause us to lose business. We maintain insurance policies covering losses relating to our network systems or other assets. However, these policies may not cover the entire cost of a claim. Any future disruptions in our information technology systems, whether caused by hacking or otherwise, may have a material adverse effect on our future revenues and results of operations.

Consolidation in the data fusion industry may limit market acceptance of IDI’s products and services.

Several of our competitors have acquired companies with complementary technologies in the past. IDI expects consolidation in the data fusion industry to continue in the future. These acquisitions may permit IDI’s competitors to accelerate the development and commercialization of broader product lines and more comprehensive solutions than IDI currently offers. Acquisitions of vendors or other companies with which IDI has a strategic relationship by its competitors may limit its access to commercially significant technologies. Further, business combinations in the data fusion industry are creating companies with larger market shares, customer bases, sales forces, product offerings and technology and marketing expertise, which may make it more difficult for IDI to compete.

IDI must adequately protect its intellectual property in order to prevent loss of valuable proprietary information.

IDI relies primarily upon a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and non-disclosure agreements to protect its proprietary technology. However, unauthorized parties may attempt to copy or reverse-engineer aspects of IDI’s products or services or to obtain and use information that it regards as proprietary. Policing unauthorized use of IDI’s products or services is difficult, and IDI cannot be certain that the steps it has taken will prevent misappropriation of its intellectual property. If the protection of IDI’s intellectual property proves to be inadequate or unenforceable, others may be able to use its proprietary developments without compensation to IDI, resulting in potential cost advantages to its competitors.

IDI may incur substantial expenses defending itself against claims of infringement.

There are numerous patents held by many companies relating to the design and manufacture of data solutions. Third parties may claim that our products and/or services infringe on their intellectual property rights. Any claim, with or without merit, could consume management’s time, result in costly litigation, cause delays in sales or implementation of products or services or require entry into royalty or licensing agreements. In this respect, patent and other intellectual property litigation is becoming increasingly more expensive in terms of legal fees, expert fees and other expenses. Royalty and licensing agreements, if required and available, may be on terms unacceptable to IDI or detrimental to its business. Moreover, a successful claim of product infringement against IDI or its failure or inability to license the infringed or similar technology on commercially reasonable terms could seriously harm its business.

We depend, in part, on strategic alliances, joint ventures and acquisitions to grow our business. If we are unable to make strategic acquisitions and develop and maintain these strategic alliances and joint ventures, our growth may be adversely affected.

An important focus of our business is to identify business partners who can enhance our services and enable us to develop solutions that differentiate us from our competitors. We have entered into several alliance agreements or license agreements with respect to certain of our datasets and services and may enter into similar agreements in the future. These arrangements may require us to restrict our use of certain of our technologies or datasets among certain customer industries, or to grant licenses on terms that ultimately may prove to be unfavorable to us, either of which could adversely affect our business, financial condition or results of operations. Relationships with our alliance agreement partners may include risks due to incomplete information regarding the marketplace and commercial strategies of our partners, and our alliance agreements or other licensing agreements may be the subject of contractual disputes. If we or our alliance agreements’ partners are not successful in maintaining or commercializing the alliance agreements’ services, such commercial failure could adversely affect our business.

If we consummate any future acquisitions, we will be subject to all the risks inherent in identifying, acquiring and operating new acquired business.

On March 21, 2015, we acquired IDI Holdings and transformed the nature of our business. IDI Holdings, in turn, had acquired Interactive Data, its core business, in October 2014 shortly following IDI Holdings’ incorporation. We may, in the future, acquire businesses which we believe could compliment or expand our current business or offer growth opportunities. We may experience difficulties in identifying potential acquisition candidates that complement our current business at appropriate prices, or at all. We cannot assure you that our acquisition strategy will be successful. We may spend significant management time and resources in analyzing and negotiating acquisitions or investments that are not consummated. Furthermore, the ongoing process of integrating an acquired business is distracting, time consuming, expensive, and requires continuous optimization and allocation of resources. Additionally, if we use stock as consideration, this would dilute our existing shareholders. Contrarily, if we use cash, this would reduce our liquidity and impact our financial flexibility. We may seek debt financing for particular acquisitions, which may not be available on commercially reasonable terms, or at all. We face all the risks associated with the business acquisition strategy, including:

•	the potential disruption of our existing businesses, including the diversion of management attention and the redeployment of resources;

•	entering new markets or industries in which we have limited prior experience;

•	our failure in due diligence to identify key issues specific to the businesses we seek to acquire or the industries or other environments in which they operate, or, failure to protect against contingent liabilities arising from those issues;

•	unforeseen, hidden or fraudulent liabilities;

•	our difficulties in integrating, aligning and coordinating organizations which will likely be geographically separated and may involve diverse business operations and corporate cultures;

•	our difficulties in integrating and retaining key management, sales, research and development, production and other personnel;

•	the potential loss of key employees, customers or distribution partners of the acquired businesses;

•	our difficulties in incorporating the acquired business into our organization;

•	the potential loss of customers, distributors or suppliers;

•	our difficulties in integrating or expanding information technology systems and other business processes to accommodate the acquired business;

•	the risks associated with integrating financial reporting and internal control systems;

•	the potential for future impairments of goodwill if the acquired business does not perform as expected;

•	the inability to obtain necessary government approvals for the acquisition, if any; and

•	our successfully operating the acquired business.

If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction.

Our business is subject to various governmental regulations, laws and orders, compliance with which may cause us to incur significant expenses or reduce the availability or effectiveness of our solutions, and the failure to comply with which could subject us to civil or criminal penalties or other liabilities.

Our businesses are subject to regulation under the Gramm-Leach-Bliley Act (the “GLBA”), the Driver’s Privacy Protection Act (the “DPPA”), the Health Insurance Portability and Accountability Act, the Federal Trade Commission Act (the “FTC Act”) and various other federal, state and local laws and regulations. These laws and regulations, which generally are designed to protect the privacy of the public and to prevent the misuse of personal information available in the marketplace, are complex, change frequently and have tended to become more stringent over time. We already incur significant expenses in our attempt to ensure compliance with these laws. Currently, public concern is high with regard to the collection, use, accuracy, and sharing of personal information, including Social Security numbers, dates of birth, financial information, department of motor vehicle data and other behavioral data. In addition, many consumer advocates, privacy advocates, legislatures and government regulators believe that existing laws and regulations do not adequately protect privacy and have become increasingly concerned with the use of this type of personal information. As a result, they are lobbying for further restrictions on the dissemination or commercial use of personal information to the public and private sectors. Additional legislative or regulatory efforts in the United States, or an action by Executive Order of the President of the United States, could further regulate the collection, use, communication, access, accuracy, obsolescence, sharing, correction and security of this personal information. In addition, any perception that our practices or products are an invasion of privacy, whether or not consistent with current or future regulations and industry practices, may subject us to public criticism, private class actions, reputational harm, or claims by regulators, which could disrupt our business and expose us to increased liability.

The following legal and regulatory developments also could have a material adverse effect on our business, financial condition or results of operations:

•	amendment, enactment or interpretation of laws and regulations that restrict the access and use of personal information and reduce the availability or effectiveness of our solutions or the supply of data available;

•	changes in cultural and consumer attitudes in favor of further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;

•	failure of data suppliers or customers to comply with laws or regulations, where mutual compliance is required;

•	failure of our solutions to comply with current laws and regulations; and

•	failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.

Changes in applicable legislation or regulations that restrict or dictate how we collect, maintain, combine and disseminate information could adversely affect our business, financial condition or results of operations. In the future, we may be subject to significant additional expense to ensure continued compliance with applicable laws and regulations and to investigate, defend or remedy actual or alleged violations. Any failure by us to comply with applicable laws or regulations could also result in significant liability to us, including liability to private plaintiffs as a result of individual or class action litigation, or may result in the cessation of our operations or portions of our operations or impositions of fines and restrictions on our ability to carry on or expand our operations. Moreover, our compliance with privacy laws and regulations and our reputation depend in part on our customers’ adherence to privacy laws and regulations and their use of our services in ways consistent with consumer expectations and regulatory requirements. Certain of the laws and regulations governing our business are subject to interpretation by judges, juries and administrative entities, creating substantial uncertainty for our business. We cannot predict what effect the interpretation of existing or new laws or regulations may have on our business.

The outcome of litigation, inquiries, investigations, examinations or other legal proceedings in which we are involved, in which we may become involved, or in which our customers or competitors are involved could subject us to significant monetary damages or restrictions on our ability to do business.

Legal proceedings arise frequently as part of the normal course of our business. These may include individual consumer cases, class action lawsuits and inquiries, investigations, examinations, regulatory proceedings or other actions brought by federal (e.g., the United States Federal Trade Commission (“FTC”)) or state (e.g., state attorneys general) authorities or by consumers. The scope and outcome of these proceedings is often difficult to assess or quantify. Plaintiffs in lawsuits may seek recovery of large amounts and the cost to defend such litigation may be significant. There may also be adverse publicity and uncertainty associated with investigations, litigation and orders (whether pertaining to us, our customers or our competitors) that could decrease customer acceptance of our services or result in material discovery expenses. In addition, a court-ordered injunction or an administrative cease-and-desist order or settlement may require us to modify our business practices or may prohibit conduct that would otherwise be legal and in which our competitors may engage. Many of the technical and complex statutes to which we are subject, including state and federal financial privacy requirements, may provide for civil and criminal penalties and may permit consumers to maintain individual or class action lawsuits against us and obtain statutorily prescribed damages. Additionally, our customers might face similar proceedings, actions or inquiries, which could affect their business and, in turn, our ability to do business with those customers. While we do not believe that the outcome of any pending or threatened legal proceeding, investigation, examination or supervisory activity will have a material adverse effect on our financial position, such events are inherently uncertain and adverse outcomes could result in significant monetary damages, penalties or injunctive relief against us.

Because we are winding down our legacy Chinese business, we expect to incur a one-time non-cash charge of approximately $42 million.

In order to conserve cash and focus on IDI’s business, we are terminating our employees in China. As a result, we will be required to write off the goodwill, intangible assets, property, equipment and long-term deferred assets on our balance sheet of approximately $41 million. We will incur costs related to the termination of these employees of approximately $0.3 million. This will cause us to report substantial operating losses for the three months ended June 30, 2015 and year ending December 31, 2015.

Risks Relating to Our Common Stock

Voting control by executive officers, directors and other affiliates of IDI may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

The executive officers, directors and other affiliates of IDI beneficially own approximately 39% of our voting shares as of July 9, 2015. These shareholders can control substantially all matters requiring approval by our shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of IDI or discouraging a potential acquirer from attempting to obtain control of IDI, which in turn could have a material adverse effect on the market price of shares of common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

Because we may be required to raise capital, additional equity or debt financing may not be available and, if available, may significantly dilute the value of currently outstanding common stock.

We expect to fund operations through current cash and future profits. Subject to revenue growth, we may have to raise private equity and or debt, which, if we are able to obtain, will have the effect of diluting existing common and preferred shareholders. Any equity or debt financings, if available at all, may be on terms which are not favorable to us. If our operations do not generate positive cash flow in the upcoming year, or if IDI is not able to obtain additional debt or equity financing on terms and conditions acceptable to it, if at all, we may be unable to implement our business plan.

Future sales of our common stock may depress our stock price.

As of July 9, 2015, we had 13,958,076 shares of our common stock outstanding, 9,333,802 shares of our common stock underlying restricted stock units, warrants, and convertible preferred stock, and an additional 2,700,328 shares issuable upon the achievement of certain performance milestones under outstanding agreements. Approximately 6.9 million shares of our outstanding shares are eligible for resale either without restrictions or under Rule 144 of the Securities Act of 1933, or Rule 144, provided, in the latter case, that certain volume restrictions and other conditions are met. If any significant number of these shares are sold, such sales could have a depressive effect on the market price of our stock. In addition, upon issuance, some of the shares underlying the restricted stock units, warrants and convertible preferred stock will be eligible to be offered from time to time in the public market pursuant to registration statements we may file and Rule 144, and any such sale of these shares may have a depressive effect as well. We are unable to predict the effect, if any, that the sale of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price, which we deem appropriate.

If we lose the services of key personnel, it could adversely affect our business.

Our future success depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued services of Michael Brauser, our Executive Chairman, Derek Dubner, our Co-Chief Executive Officer, James P. Reilly, our President, and Ole Poulsen, Chief Science Officer of IDI, each of whom is important to the management of certain aspects of our business and operations and the development of our strategic direction, and each of whom may be difficult to replace. We do not carry “key man” life insurance policies on any of these individuals. The loss of the services of these key individuals and the process to replace these individuals would involve significant time and expense and could significantly delay or prevent the achievement of our business objectives.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities by us to provide additional funds for working capital and other general corporate purposes. Any specific allocation of the net proceeds of an offering of securities will be determined at the time of such offering and will be described in the accompanying supplement to this prospectus.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of common stock, par value $0.0005 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.0005 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

As of July 9, 2015, IDI had 13,958,076 shares of common stock outstanding. In addition, IDI has entered agreements pursuant to which, subject to certain vesting and delivery conditions, IDI may issue an additional 900,108 shares of common stock subject to the achievement of performance milestones and 4,368,500 shares of common stock underlying restricted stock units.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. As of July 9, 2015, we had 4,965,302 shares of our Series A Convertible Preferred Stock (“Series A”) issued and outstanding which, when convertible, converts into our common stock on a one-for-one basis. In addition, IDI may issue an additional 1,800,220 shares of Series A subject to the achievement of performance milestones.

For a description of how future issuances of our preferred stock could affect the rights of our shareholders, see “Certain Provisions of Delaware Law and of Our Charter and Bylaws - Issuance of “blank check” Preferred Stock,” below.

Transfer Agent

We have appointed Continental Stock Transfer & Trust as our transfer agent. Their contact information is: 17 Battery Place, New York, NY 10004, phone number (212) 845-3249, www.continentalstock.com.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of IDI, to be issued in one or more series. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue will be issued under an indenture between us and a trustee qualified to act as such under the Trust Indenture Act of 1939. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which debt securities are issued as supplemented by any supplemental indenture applicable to such debt securities. We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of IDI. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

Information to be provided in a Prospectus Supplement

The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the duration of the extensions and the basis upon which interest shall be calculated;

•	the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for preferred stock or common stock, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•	if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•	the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•	the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured and, if so, on what terms;

•	any events of default with respect to the debt securities of the series;

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

•	the subordination, ranking or priority, if any, of the debt securities of the series and terms of the subordination;

•	any other terms of the debt securities of the series which are not prohibited by the indenture; and

•	whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to any discounted debt securities and any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Transfer and Exchange

We may issue debt securities that would be represented by either:

“book-entry securities,” which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We would specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under “Global Debt Securities and Book-Entry System,” below, book-entry debt securities would not be issuable in certificated form.

Certificated Debt Securities

If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee’s office or at the paying agency in accordance with the terms of the indenture. You would not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

The transfer of certificated debt securities and of the right to receive the principal of, premium and/or interest, if any, on your certificated debt securities can occur only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Debt Securities and Book–Entry System

If we decided to issue debt securities in the form of one or more global securities, then we would register the global securities in the name of the depository for the global securities or in the nominee of the depository, and the global securities would be delivered by the trustee to the depository for credit to the accounts of the holders of beneficial interest in the debt securities. Each global security would:

•	be registered in the name of a depositary, or its nominee, that we would identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default has occurred and is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee would be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security would not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security would be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security would be limited to participants and to persons that may hold beneficial interests through participants. The depositary would credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security would be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security would be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we would have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

The prospectus supplement would describe the specific terms of the depository arrangement for debt securities of a series that are issued in global form. The Company and its agents, the trustee, and any of its agents would not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Conversion or Exchange Rights

Debt securities offered hereby may be convertible into or exchangeable for shares of our common or preferred stock. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities would not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We would describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Concerning the Trustee

We would identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of the Company, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and would be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee would be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BYLAWS

Anti-takeover Provisions

In general, Section 203 of the Delaware General Corporations Law or the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2000 or more shareholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

•	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its shareholders). IDI’s Certificate of Incorporation contains a provision expressly opting out of the application of Section 203 of the DGCL; therefore the anti-takeover statute does not apply to us.

Issuance of “blank check” preferred stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common shareholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Our Bylaws also allow our Board of Directors to fix the number of directors. Our shareholders do not have cumulative voting in the election of directors.

Special Shareholder Meetings and Action by Written Consent

Under our Bylaws, the Chairperson of our Board of Directors, our President and a majority of the members of the Board of Directors may each call a special meeting of shareholders. Our Bylaws do not permit meetings of shareholders to be called by any other person. Our Certificate of Incorporation specifically prohibits action by our shareholders by written consent without a meeting of shareholders.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

Indemnification of Directors and Officers.

Section 145(a) of the DGCL, which IDI is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by IDI only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 6 of IDI’s Bylaws provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by the DGCL. Article 10 of IDI’s Certificate of Incorporation also provides that directors shall be indemnified to the fullest extent permitted by the DGCL.

IDI carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to IDI and its subsidiaries for sums paid to directors and officers as indemnification for similar liability. IDI has entered into Indemnification Agreements with its executive officers and directors providing for advancement of expenses and indemnification to the fullest extent permissible under DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, IDI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents;

•	in block trades;

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other security holders.

The prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on the NYSE, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of common stock, which are currently listed on the NYSE. We currently intend to list any shares of common stock sold pursuant to this prospectus on the NYSE. We may elect to list any series of preferred stock on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, dealers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We also may sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

EXPERTS

The consolidated financial statements of IDI, Inc. incorporated by reference in this prospectus and registration statement for the years ended December 31, 2014 and 2013 have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as set forth in their reports incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of IDI Holdings incorporated by reference in this prospectus and registration statement for the period from September 22, 2014 (inception) through December 31, 2014 have been audited by L.L. Bradford & Company, LLC, an independent registered public accounting firm, as set forth in their reports incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The documents listed below are incorporated by reference into this registration statement:

•	Our annual report on Form 10-K for the year ended December 31, 2014 filed on April 15, 2015;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2015;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2015, as amended, filed on May 27, 2015;

•	Our current reports on Form 8-K filed on March 26, 2015 (as amended by the Form 8-K/A filed July 10, 2015), May 1, 2015, May 20, 2015, May 27, 2015, June 1, 2015, June 4, 2015, June 22, 2015 and July 2, 2015, and our reports on Form 6-K filed February 13, 2015 and March 17, 2015 (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits);

•	The description of our common stock in our registration statement on Form F-3 filed with the SEC on September 1, 2011, as updated by the current report Form 8-K filed with the SEC on March 26, 2015, and any amendments and reports filed for the purpose of updating such description; and

•	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the termination of the offering, other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits, shall be deemed to be incorporated by reference into the prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement. The website address is www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

Attention: Corporate Secretary

(561) 757-4000

1,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Chardan Capital Markets LLC

May 17, 2016